EXHIBIT 3.1

FORM OF

FIRST AMENDMENT TO THE CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR NONVOTING PREFERRED STOCK

OF

PRIVATEBANCORP, INC.

We, the undersigned, Larry D. Richman and Christopher J. Zinski, the President and Chief Executive Officer, and General Counsel and Corporate Secretary, respectively, of PrivateBancorp, Inc., a Delaware corporation (the “Corporation”), do hereby certify that, pursuant to authority granted to the Board of Directors under Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution to amend the Certificate of Designations (“Certificate”) of the Corporation’s Series A Junior Nonvoting Preferred Stock (“Series A Stock”), and such proposed amendment to the Certificate has been approved by the current holders of a majority of the outstanding shares of the Series A Stock:

RESOLVED, that pursuant to authority granted to the Board of Directors under Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board hereby approves the following amendment to Section 2 of the Certificate to increase the number of authorized and issued shares of Series A Stock from One Thousand Four Hundred Twenty-Eight Point Zero Seven Four (1,428.074) to One Thousand Nine Hundred Fifty-One Point Zero Three Seven (1,951.037), provided that the current holders of a majority of the outstanding shares of Series A Stock approve such amendment:

Section 2 of the Certificate is hereby deleted in its entirety and replaced with the following new Section 2:

“Section 2            Number.  The number of shares of Series A Stock will be One Thousand Nine Hundred Fifty-One Point Zero Three Seven (1,951.037), which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors; provided that any increase in the number of shares of Series A Stock authorized shall be approved by the holders of a majority of the Series A Stock then outstanding. Shares of Series A Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series.  Shares of Series A Stock may be issued in fractional shares, which fractional shares will entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Series A Stock.”

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IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the 10th day of June, 2008.

PRIVATEBANCORP, INC. By Larry D. Richman President and Chief Executive Officer
By Christopher J. Zinski General Counsel and Corporate Secretary
ATTEST